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                                                                   Exhibit 4.4

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

       This Amendment No. 2 (this "Amendment"), dated as of October 23, 2001, is by and between PRI Automation, Inc., a Massachusetts corporation (the "Company"), and State Street Bank and Trust Company (the "Rights Agent").

       WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, dated as of December 9, 1998, as amended by Amendment No. 1 to Rights Agreement dated as of October 22, 2001 (the "Agreement");

       WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meaning given them in the Agreement;

       WHEREAS, the board of directors of the Company has approved a certain Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Brooks Automation, Inc., a Delaware corporation ("Brooks"), and Pontiac Acquisition Corp., a Massachusetts corporation wholly owned by Brooks ("Brooks Merger Sub") (Brooks and Brooks Merger Sub are collectively referred to herein as the "Other Parties") at a meeting of the board of directors of the Company held on October 23, 2001 (the "Meeting"), pursuant to which Brooks Merger Sub will be merged with and into the Company (the "Merger"), and the stockholders of the Company will become stockholders of Brooks;

       WHEREAS, upon the effectiveness of the Merger, the Other Parties collectively will acquire more than 20% of the outstanding shares of the Company's Common Stock, $.01 par value per share (the "Company's Common Stock");

       WHEREAS, the acquisition of more than 20% of the outstanding shares of the Company's Common Stock would result in the acquiring entity or entities being deemed to be an "Acquiring Person" under the Rights Agreement, which would trigger certain events pursuant to the terms of the Rights Agreement;

       WHEREAS, at the Meeting the board of directors of the Company determined that it is in the best interest of the Company to amend the Rights Agreement prior to the Company entering into the Merger Agreement so that the Other Parties will not thereby become Acquiring Persons under the Rights Agreement; and

       WHEREAS, pursuant to Section 26 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below.

       NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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       1. The first subparagraph of Section 1, definition of "Acquiring Person,"
is hereby amended by addition thereto of the following final sentence:

            Anything to the contrary in this paragraph notwithstanding, the term "Acquiring Person" shall not include either of Brooks Automation, Inc., a Delaware corporation ("Brooks"), or Pontiac Acquisition Corp., a Massachusetts corporation wholly owned by Brooks ("Brooks Merger Sub") (Brooks and Brooks Merger Sub are collectively referred to herein as the "Other Parties"), if and only if, any of such Other Parties individually or collectively shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding as a result of the execution of the Agreement and Plan of Merger authorized and approved by the Board of Directors of the Company at the meeting of the Board of Directors held on October 23, 2001, as it may be amended from time to time (the "Merger Agreement"), or the consummation of the transactions contemplated thereby, and/or any options to purchase or proxies or agreements to vote Common Shares of the Company granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement or any agreements or arrangements entered into by the Company and the Other Parties in connection therewith.

       2. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.


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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first above written.


                                         PRI AUTOMATION INC.


                                         By: /s/ MITCHELL G. TYSON
                                            -----------------------------------
                                            Name:  Mitchell G. Tyson
                                            Title: President and CEO


                                         STATE STREET BANK AND TRUST COMPANY


                                         By: /s/ STEPHEN CESSO
                                            -----------------------------------
                                            Name:  Stephen Cesso
                                            Title:









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